Exhibit (b)

HOMESTEAD FUNDS, INC.

AMENDED AND RESTATED BY-LAWS

ARTICLE I

NAME OF CORPORATION,

LOCATION OF OFFICES AND SEAL

Section 1.01. Name: The name of the Corporation is the Homestead Funds, Inc.

Section 1.02. Principal Office: The principal office of the Corporation in the State of Maryland shall be located at 351 West Camden Street, Baltimore, MD 21201, c/o the Corporation. The Corporation may, in addition, establish and maintain such other offices and places of business, within or outside the State of Maryland, as the Board of Directors may from time to time determine.

Section 1.03. Seal: The corporate seal of the Corporation shall be circular in form, and shall bear the name of the Corporation, the year of its incorporation, and the words “Corporate Seal, Maryland.” The form of the seal shall be subject to alteration by the Board of Directors and the seal may be used by causing it or a facsimile to be impressed or affixed or printed or otherwise reproduced. In lieu of affixing the corporate seal to any document it shall be sufficient to meet the requirements of any law, rule, or regulation relating to a corporate seal to affix the word “(Seal)” adjacent to the signature of the authorized officer of the Corporation. Any officer or director of the Corporation shall have authority to affix the corporate seal of the Corporation to any document requiring the same.

ARTICLE II

SHAREHOLDERS

Section 2.01. Annual Meetings: The Corporation shall not be required to hold an annual meeting of its shareholders in any year in which election of directors is not required to be acted upon under the Investment Company Act of 1940, as amended (“Investment Company Act”). In the event that the Corporation shall be required by the Investment Company Act if the purpose of the meeting is to elect directors but in no event later than one hundred and twenty (120) days after the event requiring the annual meeting; and (b) on a date and time fixed by the Board of Directors during the month of April (i) in the fiscal year immediately following the fiscal year in which independent accountants were appointed by the Board of Directors if the purpose of the meeting is to ratify the selection of such independent accountants or (ii) in any fiscal year if an annual meeting is to be held for any reason other than as specified in the foregoing. Any shareholders meeting held in accordance with the preceding sentence shall for all purposes constitute the annual meeting of shareholders for the fiscal year of the Corporation in which the meeting is held. At any such meeting, the shareholders shall elect directors to hold the offices of any directors who have held office for more than one (1) year or who have been elected by the Board of Directors to fill vacancies which result from any cause. Except as the Articles of Incorporation or applicable law provides otherwise, directors may transact any business within the powers of the Corporation as may properly come before the meeting. Any business of the Corporation may be transacted at the annual meeting without being specially designated in the notice, except such business as is specifically required by applicable law to be stated in the notice.

Section 2.02. Special Meetings: Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, or the Board of Directors. Special meetings of the shareholders also shall be called by the Secretary on the written request of shareholders entitled to cast at least fifty (50)percent of all the votes entitled to be cast at such meeting, provided that (a) such request shall state the purpose or purposes of the meeting and the matters proposed to be acted on, and (b) the shareholders requesting the meeting shall have paid to the Corporation the reasonably estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such shareholders. Unless requested by shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted upon at any annual or special meeting of the shareholders held during the preceding twelve (12) months.

Section 2.03. Place of Meetings: All shareholders’ meetings shall be held at such place within the United States as may be fixed from time to time by the Board of Directors.

Section 2.04. Notice of Meetings: Not less than ten (10) days, nor more than ninety (90) days before each shareholders’ meeting, the Secretary or an Assistant Secretary of the Corporation shall give to each shareholder entitled to vote at the meeting, and each other shareholder entitled to notice of the meeting, written notice stating (a) the time and place of the meeting, and (b) the purpose or purposes of the meeting if the meeting is a special meeting or if notice of the purpose is required by applicable law to be given. Such notice shall be personally delivered to the shareholder, or left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Corporation. No notice of a shareholders’ meeting need be given to any shareholder who shall sign a written waiver of such notice, whether before or after the meeting, which is filed with the records of shareholders’ meetings, or to any shareholder who is present at the meeting in person or by proxy. Notice of adjournment of a shareholders’ meeting to another time or place need not be given if such time and place are announced at the meeting, unless the adjournment is for more than one hundred and twenty (120) days after the original record date.

Section 2.05. Voting — In General: Except as otherwise specifically provided in the Articles of Incorporation or these By-Laws, or as required by provisions of the Investment Company Act or other applicable law, with respect to the vote of a series or class if any, of the Corporation, at every shareholders’ meeting, each shareholder shall be entitled to one (1) vote for each share of stock of the Corporation validly issued and outstanding and held by such shareholder, except that no shares held by the Corporation shall be entitled to a vote. Fractional shares shall be entitled to fractional votes. Except as otherwise specifically provided in the Articles of Incorporation, or these By-Laws, or as required by provisions of the Investment Company Act or other applicable law, a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting. The vote upon any question shall be by ballot whenever requested by any person entitled to vote, but, unless such a request is made, voting may be conducted in any way approved by the meeting.

Section 2.06. Fixing of Record Date: The Board of Directors may fix in advance a date as a record date for the determination of the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock, or for any other proper purpose, provided that such record date shall be a date not more than ninety (90) days nor, in the case of a meeting of shareholders, less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. In such case, only such shareholders of record on the record date so fixed shall be entitled to such notice of, and to vote at, such meeting or adjournment, or to give such consent, or to receive payment of such dividend or other distribution, or to receive such allotment of rights, or to exercise such rights or to take other action, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any such record date. A meeting of shareholders convened on the date for which it was called may be adjourned from time to time without notice to a date not more than one hundred and twenty (120) days after the original record date.

Section 2.07. Shareholders Entitled to Vote: If pursuant to Section 2.06 hereof a record date has been fixed for the determination of shareholders entitled to notice of or to vote at any shareholders’ meeting, each shareholder of the Corporation shall be entitled to vote in person or by proxy, each share or fraction of a share of stock outstanding in his name on the books of the Corporation on such record date. If no record date has been fixed for the determination of shareholders, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the day on which notice of the meeting is mailed or the thirtieth (30th) day before the meeting, whichever is the closer date to the meeting, or, if notice is waived by all shareholders, at the close of business on the tenth (10th) day next preceding the date of the meeting.

Section 2.08. Voting-Proxies: The right to vote by proxy shall exist only if the shareholder authorizing such proxy to act, or his attorney thereunto duly authorized in writing, shall have transmitted such authorization telephonically, electronically, in writing, by facsimile, or by any other method the Board of Directors deems reasonable. No proxy shall be valid more than eleven (11) months after its date unless it provides for a longer period. Unless otherwise agreed to in writing, the holder of record of stock which actually belongs to another shall issue a proxy to vote the share to the actual owner on his demand.

Section 2.09. Quorum: At any meeting of shareholders, the presence in person or by proxy of the holders of one-third (1/3) of all the votes entitled to be cast without regard to series at the meeting shall constitute a quorum for the transaction of business at the meeting, except that where any provision of law or the Articles of Incorporation require or permit that holders of any class or series of shares shall vote as a class or series, then one-third (1/3) of the aggregate number of shares of such class or series, as the case may be, at the time the outstanding shall be necessary to constitute a quorum for the transaction of such business. This Section shall not affect any requirement under any statute or the charter of the Corporation for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the holders of the majority of the stock present or in person or by proxy or the chairperson of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented to a date not more than one hundred and twenty (120) days after the original record date. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.10. Stock Ledger and List of Shareholders: It shall be the duty of the Secretary or Assistant Secretary of the Corporation to cause an original or duplicate stock ledger to be maintained at the office of the Corporation’s transfer agent, containing the names and addresses of all shareholders and the number of shares of each series or class held by each shareholder. Such stock ledger may be in written form, or any other form capable of being converted into written form within a reasonable time for visual inspection. One or more persons, who together are and for at least six (6) months have been shareholders of record of at least five (5) percent of the outstanding capital stock of the Corporation, may submit (unless the Corporation at the time of the request maintains a duplicate stock ledger at its principal office) a written request to any officer of the Corporation or its resident agent in Maryland for a list of the shareholders of the Corporation. Within twenty (20) days after such a request, there shall be prepared and filed at the Corporation’s principal office a list, verified under oath by an officer of the Corporation or by its stock transfer agent or registrar, which sets forth the name and address of each shareholder and the number of shares of each series or class which the shareholder holds.

Section 2.11. Informal Action By Shareholders: Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the following are filed with the records of shareholders’ meetings:

(a) A unanimous written consent which sets forth the action and is signed by each shareholder entitled to vote on the matter; and

(b) A written waiver of any right to dissent signed by each shareholder entitled to notice of the meeting, but not entitled to vote at it.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01. Number and Term of Office: The Board of Directors shall consist of three (3) directors, which number may be increased or decreased by a resolution of a majority of the entire Board of Directors, provided that the number of directors shall not be more than fifteen (15) nor less than the lesser of (i) three (3) or (ii) the number of shareholders of the Corporation. Each director (whenever elected) shall hold office until the next annual meeting of shareholders and until his successor is elected and qualifies or until his earlier death, resignation, or removal.

Section 3.02. Qualification of Directors: No member of the Board of Directors need be a shareholder of the Corporation, but at least one (1) member of the Board of Directors shall be a person who is not an interested person (as such term is defined in the Investment Company Act) of the investment adviser of the Corporation nor an officer or employee of the Corporation.

Section 3.03. Election of Directors: Until the first annual meeting of shareholders, or until successors are duly elected and qualified, the Board of Directors shall consist of the persons named as such in the Articles of Incorporation. Thereafter, except as otherwise provided in Sections 3.04 and 3.05 hereof, at each annual meeting, the shareholders shall elect directors to hold office until the next annual meeting and/or until their successors are elected and qualify. In the event that directors are not elected at an annual shareholders’ meeting, then directors may be elected at a special shareholders’ meeting. Directors shall be elected by vote of the holders of a plurality of the shares present in person or by proxy and entitled to vote.

Section 3.04. Removal of Directors: At any meeting of shareholders, duly called and at which a quorum is present, the shareholders may, by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon, remove any director or directors from office, either with or without cause, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed directors.

Section 3.05. Vacancies and Newly Created Directorships: If any vacancies occur in the Board of Directors by reason of resignation, removal or otherwise, or if the authorized number of directors is increased, the directors then in office shall continue to act and such vacancies (if not previously filled by the shareholders) may be filled by a majority of the directors then in office, whether or not sufficient to constitute a quorum, provided that, immediately after filling such vacancy, at least two-thirds of the directors then holding office shall have been elected to such office by the shareholders of the Corporation. In the event that at any time, other than the time preceding the first meeting of shareholders, less than a majority of the directors of the Corporation holding office at that time were so elected by the shareholders, a meeting of the shareholders shall be held promptly and in any event within sixty (60) days for the purpose of electing directors to fill any existing vacancies in the Board of Directors unless the Securities and Exchange Commission (“SEC”) shall by order extend such period. Except as provided in Section 3.04 hereof, a director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualifies. A director elected by the shareholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

Section 3.06. General Powers:

(a) The property, business and affairs of the Corporation shall be managed under the direction of the Board of Directors, which may exercise all the powers of the Corporation except such as are by applicable law, by the Articles of Incorporation, or by these By-Laws conferred upon or reserved to the shareholders of the Corporation.

(b) All acts done by any meeting of the directors or by any person acting as a director, so long as his successor shall not have been duly elected or appointed, shall be treated as valid as if the directors or such person, as the case may be, were or was duly elected and qualified to be directors or a director of the Corporation, notwithstanding that it may be afterwards discovered that there was some defect in the election of the directors or such person acting as a director, or that they or any of them were disqualified.

Section 3.07. Power to Issue and Sell Stock: The Board of Directors may from time to time authorize by resolution the issuance and sale of any of the Corporation’s authorized shares to such persons as the Board of Directors shall deem advisable. Such resolution shall set the minimum price or value of consideration for the stock or a formula for its determination, and shall include a fair description of any consideration, other than money, and a statement of the actual value of such consideration as determined by the Board of Directors or a statement that the Board of Directors has determined that the actual value is or will be not less than a certain sum.

Section 3.08. Power to Declare Dividends:

(a) The Board of Directors, from time to time as it may deem advisable, may declare that the Corporation pay dividends, in cash, property, or shares of the Corporation available for dividends, out of any source available for dividends, to the shareholders according to their respective rights and interests.

(b) The Board of Directors shall cause a written statement to accompany any dividend payment wholly or partly from any source other than the Corporation’s accumulated undistributed net income not including profits or losses realized upon the sale of securities or other properties (as determined in accordance with good accounting practice and the rules and regulations of the SEC then in effect). Such statement shall adequately disclose the source or sources of such payment and the basis of calculation and shall be otherwise in such form as the SEC may prescribe.

(c) Notwithstanding the above provisions of this Section 3.08, the Board of Directors may at any time declare and distribute pro rata among the shareholders a stock dividend out of the Corporation’s authorized but unissued shares of stock, including any shares previously redeemed by the Corporation. The shares so distributed may be declared and paid to the holders of shares of another series or class. The shares so distributed shall be issued at the par value thereof, and there shall be transferred to stated capital, at the time such dividend is paid, an amount of surplus equal to the aggregate par value of the shares issued as a dividend and there may be transferred from earned surplus to capital surplus such additional amount as the Board of Directors may determine.

Section 3.09. Power to Redeem Shares:

(a) Small Account. The Corporation shall have the right at any time and without prior notice to the shareholder to redeem for their then-current net asset value per share all shares that are held by a shareholder whose shares of the Corporation or of any and all series or class have an aggregate net asset value of less than $500 or such other amount as the Board of Directors may from time to time determine.

(b) If in the sole determination of the Board of Directors, the continuation of the offering of the shares of any one or more series or class is no longer in the best interests of the Corporation, e.g., because market conditions have changed, regulatory problems have developed or participation in such series or class is low, the Corporation may cease the offering of such shares and may by majority vote of the Board of Directors, require the redemption of all outstanding shares of stock of such series or class at their then-current net asset value upon thirty (30) days prior written notice to the shareholders, all subject to the requirements of applicable law.

(c) Reimbursement. The Corporation shall have the right at any time and without prior notice to the shareholder to redeem shares in any account, including any account of any series or class, for their then-current net asset value per share if and to the extent it shall be necessary to reimburse the Corporation or its principal underwriter or distributor for any loss sustained by the Corporation by reason of the failure of the shareholder in whose name such account is registered to make fill payment for shares of the Corporation, or of any series or class thereof, purchased by such shareholder.

(d) Personal Holding Company. The Corporation shall have the right at any time and without prior notice to the shareholder to redeem shares in any account for their then-current net asset value per share if such redemption is, in the opinion of the Board of Directors, desirable in order to avoid the Corporation being taxed as a “personal holding company” within the meaning of the Internal Revenue Code of 1986, as amended.

(e) Notice. The right of redemption provided by each of the foregoing subsections of this Section 3.09 hereof shall be subject to such terms and conditions as the Board of Directors may from time to time approve, and subject to the Corporation’s giving general notice of its intention to avail itself of such right, either by publication in the Corporation’s prospectus or Statement of Additional Information or by such means as the Board of Directors shall determine.

Section 3.10. Borrowing: The Board of Directors, from time to time as it may deem advisable, may establish limitations upon the borrowing of money and pledging of assets by the Corporation.

Section 3.11 Annual and Regular Meetings: The annual meeting of the Board of Directors for choosing officers and transacting other proper business shall he held after the annual shareholders meeting at such time and place as may be specified in the notice of such meeting of the Board of Directors or, in the absence of such annual shareholders’ meeting, at such time and place as the Board of Directors may provide. The Board of Directors from time to time may provide by resolution for the holding of regular meetings and fix their time and place (within or outside the State of Maryland).

Section 3.12. Special Meetings: Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President (or, in the absence or disability of the President, by any Vice President), the Treasurer, or two (2) or more directors, at the time and place (within or outside the State of Maryland) specified in the respective notices or waivers of notice of such meetings.

Section 3.13. Notice: Notice of annual, regular, and special meetings shall be in writing, stating the time and place, and shall be mailed to each director at his residence or regular place of business or caused to be delivered to him personally or to be transmitted to him by telegraph, telecopy, cable, or wireless at least two (2) days before the day on which the meeting is to be held. Except as otherwise required by these By-Laws or the Investment Company Act, such notice need not include a statement of the business to be transacted at, or the purpose of, the meeting.

Section 3.14. Waiver of Notice: No notice of any meeting need be given to any director who is present at the meeting or to any director who signs a waiver of the notice of the meeting (which waiver shall be filed with the records of the meeting), whether before or after the meeting.

Section 3.15. Quorum and Voting: At all meetings of the Board of Directors the presence of one-third of the total number of directors, but not less than two (2) directors if there are at least (2) two directors, shall constitute a quorum. In the absence of a quorum, a majority of the directors present may adjourn the meeting, from time to time, until a quorum shall be present. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion is required for such action by applicable law, by the Investment Company Act, by the Articles of Incorporation or by these By-Laws.

Section 3.16. Conference Telephone: Members of the Board of Directors or of any committee designated by the Board may participate in a meeting of the Board or of such committee by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at such meeting, unless otherwise prohibited by applicable law.

Section 3.17. Compensation: Any director, whether or not he is a salaried officer or employee of the Corporation, may be compensated for his services as a director or as a member of a committee of directors, or as Chairman or chairman of a committee by fixed periodic payments or by fees for attendance at meetings or by both, and in addition may be reimbursed for transportation and other expenses, and in such manner and amounts as a majority of the directors who are not “interested persons” as that term is defined by the Investment Company Act and the Compensation Committee consisting of all or some of such directors may from time to time determine.

Section 3.18. Action Without a Meeting: Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a unanimous written consent which sets forth the action is signed by each member of the Board or of such committee and such written consent is filed with the minutes of proceedings of the Board or committee, unless otherwise prohibited by applicable law.

ARTICLE IV

COMMITTEES

Section 4.01. How Constituted: By resolution adopted by the Board of Directors, the Board may appoint from among its members one or more committees, including an an Audit Committee, and a Compensation Committee, each consisting of at least two (2) directors. Each member of a committee shall hold such position at the pleasure of the Board.

Section 4.02. Proceedings, Quorum, and Manner of Acting: In the absence of an appropriate resolution of the Board of Directors, each committee may adopt such rules and regulations governing its proceedings, quorum, and manner of acting as it shall deem proper and desirable, provided that the quorum shall not be less than two (2) directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent member.

Section 4.03. Other Committees: The Board of Directors may appoint other committees, each consisting of one or more persons who need not be directors. Each such committee shall have such powers and perform such duties as may be assigned to it from time to time by the Board of Directors, but shall not exercise any power which may lawfully be exercised only by the Board of Directors or a committee thereof.

ARTICLE V

OFFICERS

Section 5.01. General: The officers of the Corporation shall be a President, one or more Vice Presidents (one or more of whom may be designated Executive Vice President), a Chief Compliance Officer, a Secretary, and a Treasurer, and may include one or more Assistant Vice Presidents, a Chief Operations Officer, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 5.13 hereof. The Board of Directors may elect, but shall not be required to elect, a Chairman of the Board.

Section 5.02. Election, Term of Office and Qualifications: The officers of the Corporation (except those appointed pursuant to Section 5.11 hereof) shall be elected by the Board of Directors at its first meeting and thereafter at each annual meeting of the Board. If any officer or officers are not elected at any such meeting, such officer or officers maybe elected at any subsequent regular or special meeting of the Board. Except as provided in Sections 5.03, 5.04, and 5.05 hereof, each officer elected by the Board of Directors shall hold office until the next annual meeting of the Board of Directors and until his successor shall have been chosen and qualified. Any person may hold two (2) or more offices of the Corporation, except that neither the Chairman of the Board, nor the President, may hold the office of Vice President or Chief Compliance Officer. A person who holds more than one office may not act in more than one (1) capacity to execute, acknowledge, or verify any instrument required by applicable law, the Articles of Incorporation, or these By-Laws to be executed, acknowledged, or verified by two (2) or more officers. The Chairman of the Board shall be selected from among the directors of the Corporation and may hold such office only so long as he continues to be a director. No other officer need be a director.

Section 5.03. Resignation: Any officer may resign his office at any time by delivering a written resignation to the Board of Directors, the President, the Secretary or any Assistant Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 5.04. Removal: Any officer may be removed from office by the Board of Directors whenever in the judgment of the Board of Directors the best interests of the Corporation will be served thereby.

Section 5.05. Vacancies and Newly Created Offices: If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or other cause, or if any new office shall be created, such vacancies or newly created offices may be filled by the Board of Directors at any meeting or, in the case of any office created pursuant to Section 5.13 hereof, by any officer upon whom such power shall have been conferred by the Board of Directors.

Section 5.06. Chairman of the Board: Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board, if there be such an officer, shall preside at all shareholders’ meetings, and at all meetings of the Board of Directors. He shall be a member of all standing committees of the Board of Directors. He may sign (unless the President or a Vice President shall have signed) certificates representing stock of the Corporation authorized for issuance by the Board of Directors and shall have such other powers and perform such other duties as may he assigned to him from time to time by the Board of Directors.

Section 5.07. President: Unless otherwise provided by resolution of the Board of Directors, the President shall be the chief executive officer and principal executive officer of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. Subject to the supervision of the Board of Directors, he shall have general charge of the business affairs, property, and operation of the Corporation and its officers, employees, and agents. The President shall also be the chief administrative officer of the Corporation. He may sign (unless the Chairman or a Vice President shall have signed) certificates representing stock of the Corporation authorized for issuance by the Board of Directors. Except as the Board of Directors may otherwise order, he may sign in the name and on behalf of the Corporation all bonds, deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation. He shall exercise such other powers and perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 5.08. Vice President: The Board of Directors shall, from time to time, designate and elect one or more Vice Presidents (one or more of whom may be designated Executive Vice President) who shall have such powers and perform such duties as from time to time may be assigned to them by the Board of Directors or the President. At the request or in the absence or disability of the President, the Vice President (or if there are two (2) or more Vice Presidents, the Vice President in order of seniority of tenure in such office or in such other order as the Board of Directors may determine) may perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign (unless the Chairman, the President, or another Vice President shall have signed) certificates representing stock of the Corporation authorized for issuance by the Board of Directors. Except as the Board of Directors may otherwise order, he may sign in the name and on behalf of the Corporation all bonds, deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation.

Section 5.09. Treasurer and Assistant Treasurers: The Treasurer shall be the principal financial and accounting officer of the Corporation and shall have general charge of the finances and books of account of the Corporation. Except as otherwise provided by the Board of Directors, he shall have general supervision of the funds and property of the Corporation and of the performance by the custodian of its duties with respect thereto. He may countersign (unless an Assistant Treasurer or Secretary or Assistant Secretary shall have countersigned) certificates representing stock of the Corporation authorized for issuance by the Board of Directors. He shall render to the Board of Directors, whenever directed by the Board, an account of the financial condition of the Corporation and of all his transactions as Treasurer; and as soon as possible after the close of each fiscal year, he shall make and submit to the Board of Directors a like report for such fiscal year. He shall cause to be prepared annually a full and correct statement of the affairs of the Corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year, which shall be submitted to shareholders and filed with the SEC in accordance with applicable provisions of the federal securities laws and rules thereunder. Except as the Board of Directors may otherwise order, he may sign in the name and on behalf of the Corporation all bonds, deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation. He shall perform all the acts incidental to the office of the Treasurer, subject to the control of the Board of Directors. Any Assistant Treasurer may perform such duties of the Treasurer as the Treasurer or the Board of Directors may assign, and, in the absence of the Treasurer, he may perform all the duties of the Treasurer.

Section 5.10. Secretary and Assistant Secretaries: The Secretary shall attend to the giving and serving of all notices of the Corporation and shall record all proceedings of the meetings of the shareholders and directors in one or more books to be kept for that purpose. He shall keep in safe custody the seal of the Corporation and shall have charge of the records of the Corporation. including the stock books and such other books and papers as the Board of Directors may direct, and such books, reports, certificates and other documents required by law to be kept, all of which shall, at all reasonable times, be open to inspection by any director. He shall countersign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have countersigned) certificates representing stock of the Corporation authorized for issuance by the Board of Directors. Except as the Board of Directors may otherwise order, he may sign in the name and on behalf of the Corporation all bonds, deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation. He shall perform such other duties as appertain, to his office or as may be required by the Board of Directors. Any Assistant Secretary may perform such duties of the Secretary as the Secretary or the Board of Directors may assign, and, in the absence of the Secretary, he may perform all the duties of the Secretary.

Section 5.11. Chief Compliance Officer. The Chief Compliance Officer and his compensation shall be approved by the Board of Directors, including a majority of the directors who are not “interested persons” as that term is defined by the Investment Company Act. He is responsible for administering the Corporation’s compliance policies and procedures, as adopted under Investment Company Act Rule 38a-1. No less frequently than annually, the Chief Compliance Officer shall provide a written report to the Board of Directors that, at a minimum, addresses:

(a)	the operation of the policies and procedures of the Corporation and each investment adviser, principal underwriter, administrator, and transfer agent of the Corporation;

(b)	material changes made to those policies and procedures since the date of the last report;

(c)	any material changes to the policies and procedures recommended as a result of the annual review; and

(d)	Each “material compliance matter,” as that term is defined under the Investment Company Act, that has occurred since the date of the last report.

The Chief Compliance Officer shall attend all meetings of the Board of Directors and of the shareholders, and he shall meet with the independent directors in executive session at least annually. He shall report any material compliance matter to the Board of Directors promptly. The Chief Compliance Officer shall be elected by a majority of the Board of Directors, including a majority of the directors who are not “interested persons” as defined in the Investment Company Act. Except as the Board of Directors may otherwise order, he may sign in the name and on behalf of the Corporation all bonds, deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation.

Section 5.12. Chief Operations Officer. The Chief Operations Officer shall be responsible for the daily operating activities of the Corporation. He shall assist the President and the Board of Directors in making operating decisions regarding the Corporation and shall attend all meetings of the Board of Directors and the shareholders. Except as the Board of Directors may otherwise order, he may sign in the name and on behalf of the Corporation all bonds, deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation.

Section 5.13. Subordinate Officers: The Board of Directors from time to time may appoint such other officers or agents as it may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Board of Directors may determine. The Board of Directors from time to time may delegate to one or more officers or agents the power to appoint any such subordinate officers or agents and to prescribe their respective rights, terms of office, authorities, and duties.

Section 5.14. Remuneration: The salaries or other compensation of the officers of the Corporation shall be fixed from time to time by resolution of the Board of Directors, except that the Board of Directors may by resolution delegate to any person or group of persons the power to fix the salaries or other compensation of any subordinate officers or agents appointed in accordance with the provisions of Section 5.13 hereof.

ARTICLE VI

CUSTODY OF SECURITIES AND CASH

Section 6.01. Employment of a Custodian: The Corporation shall place and at all times maintain in the custody of a Custodian (including any sub-custodian for the Custodian) all funds, securities, and similar investments owned by the Corporation. The Custodian shall be a bank having an aggregate capital, surplus, and undivided profits of not less than $10,000,000. Subject to such rules, regulations, and orders as the SEC may adopt as necessary or appropriate for the protection of investors, the Corporation’s Custodian may deposit all or a part of the securities owned by the Corporation in a sub-custodian or sub-custodians situated within or outside the United States. The Custodian shall be appointed and its remuneration fixed by the Board of Directors.

Section 6.02. Central Certificate Service: Subject to such rules, regulations, and orders as the SEC may adopt as necessary or appropriate for the protection of investors, the Corporation’s Custodian may deposit all or any part of the securities owned by the Corporation in a system for the central handling of securities established by a national securities exchange or national securities association registered with the SEC under the Exchange Act, or such other person as may be permitted by the SEC pursuant to which system all securities of any particular series or class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities.

Section 6.03. Cash Assets: The cash proceeds from the sale of securities and similar investments and other cash assets of the Corporation shall be kept in the custody of a bank or banks appointed pursuant to Section 6.01 hereof, or in accordance with such rules and regulations or orders as the SEC may from time to time prescribe for the protection of investors, except that the Corporation may maintain a checking account or accounts in a bank or banks, each having an aggregate capital, surplus, and undivided profits of not less than $10,000,000, provided that the balance of such account or the aggregate balances of such accounts shall at no time exceed the amount of the fidelity bond, maintained pursuant to the requirements of the Investment Company Act and rules and regulations thereunder, covering the officers or employees authorized to draw on such account or accounts.

Section 6.04. Free Cash Accounts: The Corporation may, upon resolution of its Board of Directors, maintain a petty cash account free of the foregoing requirements of this Article VI in an amount not to exceed $500, provided that such account is operated under the imprest system and is maintained subject to adequate controls approved by the Board of Directors over disbursements and reimbursements including, but not limited to, fidelity bond coverage for persons having access to such funds.

Section 6.05. Action Upon Termination of Custodian Agreement: Upon resignation of a custodian of the Corporation or inability of a custodian to continue to serve, the Board of

Directors shall promptly appoint a successor custodian, but in the event that no successor custodian can be found who has the required qualifications and is willing to serve, the Board of Directors shall call as promptly as possible a special meeting of the shareholders to determine whether the Corporation shall function without a custodian or shall be liquidated. If so directed by vote of the holders of a majority of the outstanding shares of stock of the Corporation, the custodian shall deliver and pay over all property of the Corporation held by it as specified in such vote.

ARTICLE VII

EXECUTION OF INSTRUMENTS, VOTING OF SECURITIES

Section 7.01. Execution of Instruments: All bonds, deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation shall be signed by those officers so authorized in Article V of these By-Laws, or as the Board of Directors may otherwise authorize, from time to time. Any such authorization may be general or confined to specific instances.

Section 7.02. Voting of Securities: Unless otherwise ordered by the Board of Directors, the Chairman, the President, or any Vice President shall have full power and authority on behalf of the Corporation to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of shareholders of any company in which the Corporation may hold stock. At any such meeting such officer shall possess and may exercise (in person or by proxy) any and all rights, powers, and privileges incident to the ownership of such stock. The Board of Directors may by resolution from time to time confer like powers upon any other person or persons.

ARTICLE VIII

CAPITAL STOCK

Section 8.01. Certificate of Stock:

(a) Certificates of stock of the Corporation shall be in the form approved by the Board of Directors. Every holder of stock to the Corporation shall be entitled to have a certificate, signed in the name of the Corporation by the Chairman or the President or any Vice President and countersigned by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number and kind of shares owned by him in the Corporation. Such certificate may be scaled with the corporate seal of the Corporation. Such signatures may be either manual or facsimile signatures and the seal may be either facsimile or any other form of seal.

(b) In case any officer, transfer agent or registrar who shall have signed any such certificate, or whose facsimile signature has been placed thereon, shall cease to be such an officer, transfer agent or registrar (because of death, resignation or otherwise) before such certificate is issued, such certificate may he issued and delivered by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

(c) The number of each certificate issued, the name of the person owning the shares represented thereby, the number of such shares and the date of issuance shall be entered upon the stock books of the Corporation at the time of issuance.

(d) Every certificate exchanged, surrendered for redemption, or otherwise returned to the Corporation shall be marked “Cancelled” with the date of cancellation.

Section 8.02. Transfer of Capital Stock:

(a) Shares of stock of the Corporation shall be transferable only upon the books of the Corporation kept for such purpose and, if one or more certificates representing such shares have been issued, upon surrender to the Corporation or its transfer agent or agents of such certificate or certificates duly endorsed, or accompanied by appropriate evidence of assignment, transfer, succession, or authority to transfer.

(b) The Corporation shall be entitled to treat the holder of record of any share of stock as the absolute owner thereof for all purposes, and accordingly shall not be bound to recognize any legal, equitable, or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the statutes of the State of Maryland.

Section 8.03. Transfer Agents and Registrars: The Board of Directors may, from time to time, appoint or remove transfer agents and registrars of transfers of shares of stock of the Corporation, and it may appoint the same person as both transfer agent and registrar. Upon any such appointment being made all certificates representing shares of capital stock thereafter issued shall be countersigned by one of such transfer agents or by one of such registrars of transfers and shall not be valid unless so countersigned.

Section 8.04. Transfer Regulations: The shares of stock of the Corporation may be freely transferred, and the Board of Directors may, from time to time, adopt lawful rules and regulations with reference to the method of transfer of the shares of stock of the Corporation.

Section 8.05. Lost, Stolen or Destroyed Certificates: Before issuing a new certificate for stock of the Corporation alleged to have been lost, stolen, or destroyed the Board of Directors, or any officer authorized by the Board, may, in its discretion, require the owner of the lost, stolen, or destroyed certificate (or his legal representative) to give the Corporation a bond or other indemnity, in such form and in such amount as the Board or any such officer may direct and with such surety or sureties as may be satisfactory to the Board or any such officer, sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate. The issuance of a new certificate under such circumstances shall not constitute an overissue of the shares represented thereby.

ARTICLE IX

FISCAL YEAR. ACCOUNTANT

Section 9.01. Fiscal Year: The fiscal year of the Corporation shall be the twelve (12) calendar months beginning on the first day of January in each year and ending on the last day of the following December, or such other period of twelve (12) calendar months as the Board of Directors may by resolution prescribe.

Section 9.02. Accountant:

(a) The Corporation shall employ an independent registered public accounting firm as its accountant to examine the accounts of the Corporation and to sign and certify financial statements filed by the Corporation. The accountant firm’s certificates and reports shall be addressed both to the Board of Directors and to the shareholders.

(b) A majority of the members of the Board of Directors who are not interested persons (as such term is defined in the Investment Company Act) of the Corporation shall select the accountant, by vote cast in person, at any meeting held before the first annual shareholders’ meeting, and thereafter shall select the accountant annually by vote cast in person, at a meeting held within thirty (30) days before or ninety (90) days after the beginning of the fiscal year of the Corporation or within thirty (30) days before the annual shareholders’ meeting, if any, held in that year. Such selection shall be submitted for ratification or rejection at the next succeeding annual shareholders’ meeting. If the holders of a majority vote of the outstanding voting securities at such meeting reject such selection, the accountant shall be selected by majority vote of the Corporation’s outstanding voting securities, either at the meeting at which the rejection occurred or at a subsequent meeting of shareholders called for that purpose.

(c) Any vacancy occurring between annual meetings due to the death or resignation of the accountant, maybe filled by the vote of a majority of those members of the Board of Directors who are not interested persons (as so defined) of the Corporation, cast in person at a meeting called for the purpose of voting on such action.

(d) The employment of the accountant shall be conditioned upon the right of the Corporation by vote of a majority of the outstanding voting securities at any meeting called for the purpose to terminate such employment forthwith without any penalty.

ARTICLE X

INDEMNIFICATION, ADVANCE PAYMENT OF EXPENSES AND INSURANCE

Section 10.1 Indemnification. The Corporation shall indemnify any individual who is a present or former director, officer, employee, or agent of the Corporation, or who is or has been serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“Indemnitee”), who, by reason of his service in that capacity, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, or any inquiry, hearing or investigation, whether conducted by the Corporation or any other party or government institution or agency, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (collectively referred to as a “Proceeding”) against any judgments, penalties, fines, settlements, and expenses (including attorneys’ fees) incurred by such Indemnitee in connection with any Proceeding, to the fullest extent that such indemnification may be lawful under the MGCL.

Section 10.2 Indemnification Process.

(a) Anything in this Article X to the contrary notwithstanding, no indemnification shall be made by the Corporation to any Indemnitee unless:

(1)	there is a final decision on the merits by a court or other body before whom the Proceeding was brought that the Indemnitee was not liable by reason of Disabling Conduct (as defined in Section 10.3) and/or is entitled to indemnification;

(2)	the Proceeding against the Indemnitee shall have been dismissed for insufficiency of evidence of any Disabling Conduct with which the Indemnitee has been charged; or

(3)	(3) in the absence of such a decision, there is a reasonable determination, based upon a review of the facts, that the Indemnitee was not liable by reason of Disabling Conduct, which determination shall be made by:

(i)	the vote of a majority of a quorum of directors who are neither “interested persons” of the Corporation as defined in Section 2(a)(19) of the Investment Company Act nor parties to the Proceeding; or

(ii)	an independent legal counsel in a written opinion, who when rendering such opinion may make a rebuttable presumption that the Indemnitee did not engage in Disabling Conduct.

(b) Subject to any applicable limitations and requirements set forth in the Corporation’s Articles of Incorporation and in these By-Laws, Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from the Corporation in accordance with the MGCL, as soon as practicable, but in no event more than 30 business days, after Indemnitee has made written demand on the Corporation for indemnification.

(c) “Expenses” shall mean any expense, cost, liability or loss, including but not limited to attorneys’ fees and expenses, witness fees, judgments, penalties, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement any interest charges, sanctions, assessments or other charges imposed, and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in any Proceeding relating to an indemnifiable event.

Section 10.3 Investment Company Act. Notwithstanding the foregoing, nothing herein shall protect or purport to protect any Indemnitee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office (such conduct hereinafter referred to as “Disabling Conduct”).

Section 10.4 Advancement of Expenses. The Corporation shall pay any Expenses incurred by an Indemnitee in defending a Proceeding consistent with the MGCL and, if requested by Indemnitee, shall advance such Expenses to Indemnitee within ten (10) business days of such request, that are incurred by Indemnitee in connection with any claim asserted or action brought by Indemnitee for:

(a) Indemnification of Expenses or advances of Expense by the Corporation under this Agreement or any other agreement or under applicable law or the Corporation’s Articles of Incorporation or these By-Laws now or hereafter in effect relating to indemnification for Indemnifiable Events; or

(b) Recovery under any directors and officers liability insurance policy or other liability insurance policy maintained by the Corporation.

Section 10.5 Advancement of Expenses Process. Anything in this Article X to the contrary notwithstanding, any advance of Expenses by the Corporation to any Indemnitee shall be made only upon receipt of: (a) a written affirmation by the Indemnitee of his good faith belief that the requisite standard of conduct necessary for indemnification under the MGCL has been met; and (b) a written undertaking by such Indemnitee to repay the advance if it is ultimately determined that such standard of conduct has not been met, and if one of the following conditions is met:

(a) the Indemnitee provides a security bond or other appropriate security for his undertaking; or

(b) the Corporation shall be insured against losses arising by reason of any lawful advances; or

(c) there is a determination, based on a review of readily available facts, that there is reason to believe that the Indemnitee will ultimately be found entitled to indemnification, which determination shall be made by:

(1) a majority of a quorum of directors who are neither “interested persons” of the Corporation as defined in Section 2(a)(19) of the Investment Company Act, nor parties to the Proceeding; or

(2) an independent legal counsel in a written opinion, who when rendering such opinion may make a rebuttable presumption that the Indemnitee did not engage in Disabling Conduct.

Indemnitee shall not be required to reimburse the Corporation for any Expenses advanced until a final judicial determination is made with respect thereto (as to which all rights of appeal have been exhausted or have lapsed). Indemnitee’s obligation to reimburse the Corporation for Expenses advanced shall be unsecured (unless the Indemnitee elects to follow the condition set forth in paragraph (a) of this Section 10.5) and no interest shall be charged thereon.

Section 10.6 Right of Indemnitee to Bring Suit. If Indemnitee has not received full indemnification from the Corporation within thirty (30) business days or an advancement of Expenses within ten (10) business days, after making a demand hereunder, Indemnitee shall have the right to enforce his indemnification and advancement of Expenses rights under this Agreement by commencing litigation in any court in the State of Maryland having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any determination by the Corporation or any aspect thereof. Neither the failure of the Corporation to have made a determination prior to the commencement of such suit that indemnification or advancement of Expenses of the Indemnitee is proper under the circumstances, nor an actual determination by the Corporation that the Indemnitee has not met the applicable standard of conduct set forth in the MGCL, shall create a presumption that Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by Indemnitee, be a defense to such suit. The burden of proving that Indemnitee is not entitled to be indemnified or to receive an advance of Expenses, under this Agreement or otherwise, shall be on the Corporation. The remedies provided for in this Section 10.2 shall be in addition to any other remedies available to Indemnitee at law or in equity. The Corporation hereby consents to service of process and to appear in any such proceeding.

Section 10.7 Insurance of Officers, Directors, Employees and Agents. To the fullest extent permitted by the MGCL and by Section 17(h) of the Investment Company Act, as from time to time amended, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in or arising out of his position, whether or not the Corporation would have the power to indemnify him against such liability. Indemnitee shall be covered by such policy or policies in accordance with it or their terms, to the maximum extent of the coverage available for any director or officer of the Corporation, and Indemnitee shall be expressly added as an additional insured by the Corporation on such policy or policies. Indemnitee’s status as an additional insured shall be confirmed by the insurance carrier issuing such policy or policies.

Section 10.8 Non-Exclusivity. The rights of Indemnitee hereunder shall be in additional to any other rights Indemnitee may have under the Corporation’s Articles of Incorporation, these By-Laws, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Corporation’s Articles of Incorporation, these By-Laws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

Section 10.9 Notification of Proceeding. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Corporation under these By-Laws, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability that it may have to Indemnitee.

ARTICLE XI

AMENDMENTS

Section 11.01. General: Except as provided in Section 11.02 hereof, all By-Laws of the Corporation, whether adopted by the Board of Directors or the shareholders, shall be subject to amendment, alteration, or repeal, and new By-Laws may be made, by the affirmative vote of a majority of either:

(a) the holders of record of the outstanding shares of stock of the Corporation entitled to vote, at any annual or special meeting the notice or waiver of notice of which shall have specified or summarized the proposed amendment, alteration, repeal or new By-Law; or

(b) the directors present at any regular or special meeting at which a quorum is present if the notice or waiver of notice thereof or material sent to the directors in connection therewith on or prior to the last date for the giving of such notice under these By-Laws shall have specified or summarized the proposed amendment, alteration, repeal, or new By-Law.

Section 11.02. By Shareholders Only:

(a) No amendment of any section of these By-Laws shall be made except by the shareholders of the Corporation if the shareholders shall have provided in the By-Laws that such section may not be amended, altered, or repealed except by the shareholders.

(b) From and after the issuance of any shares of the Corporation, no amendment of this Article XI shall be made except by the shareholders of the Corporation.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Use of the Term “Annual Meeting”: The use of the term “annual meeting” in these By-Laws shall not be construed as implying a requirement that a shareholder meeting be held annually.